PLEXUS CORP.

RESTRICTED STOCK AGREEMENT

TO: [name] DATE:	[date]

In order to provide additional incentive through stock ownership for certain officers and key employees of Plexus Corp. (the “Corporation”) and its subsidiaries, you (the “Grantee”) are hereby granted a restricted stock award (“Award”) effective as of      , 20     (the “Grant Date”). This Award is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2005 Equity Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.

1. NUMBER OF SHARES

This Restricted Stock Award applies to      shares of the Corporation’s Common Stock, $.01 par value (the “Restricted Stock”).

2. VESTING REQUIREMENTS

[One of the following alternatives shall be designated. If no alternative is designated, Alternative 1 shall apply]:

[ ] Alternative 1: This Award shall become vested in accordance with the schedule set forth below:

Years After
Grant Date	% of Shares Becoming Vested
Less than 1	0%

1 but less than 2	Thirty Three and one third percent (33?%)

2 but less than 3	Sixty six and two thirds percent (66?%)

3 but less than 10	One hundred percent (100%)

[ ] Alternative 2: This Award shall become vested in accordance with the schedule established by the Committee at the time of grant and set forth below:

Notwithstanding the foregoing, the Award shall fully vest upon a Change in Control, as defined in the Plan.

3.

RESTRICTED PERIOD

The period of time during which the Restricted Stock is forfeitable is referred to as the “Restricted Period.” If your employment with the Corporation or one of its subsidiaries terminates during the Restricted Period for any reason, then the unvested portion of the Restricted Stock shall be forfeited to the Corporation on the date of such termination, without any further obligation of the Corporation to you and all your rights with respect to the unvested part of the Restricted Stock shall terminate.

4. RIGHTS DURING RESTRICTED PERIOD

During the Restricted Period, you shall have the right to vote the Restricted Stock and to receive cash dividends. If any stock dividend is declared upon the Restricted Stock, or there is any stock split, stock distribution, or other change in the corporate structure of the Corporation with respect to the Restricted Stock, the aggregate number and kind of shares covered by this grant shall be proportionately and appropriately adjusted (subject to the same restrictions applicable to the original Restricted Stock). You shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock during the Restricted Period.

5. CUSTODY

The Restricted Stock issued to you may be credited in book entry form and held in custody by the Corporation or an agent for the Corporation until the applicable restrictions have expired. If any certificates are issued for shares of Restricted Stock during the Restricted Period, such certificates shall bear an appropriate legend as determined by the Corporation referring to the applicable terms, conditions and restrictions and you agree to deliver a signed, blank stock power to the Corporation relating thereto. On each date that the Restricted Stock vests, the Corporation shall, or shall cause its transfer agent to, issue unrestricted shares to you for those vested shares. Additionally, on the final vesting date, the Corporation shall deliver to you any blank stock power that you signed and delivered to the Corporation in connection with your Restricted Stock grant.

6. TAX WITHHOLDING

The Corporation may require, as a condition to the vesting of any shares of the Restricted Stock, that you pay to the Corporation any taxes which the Corporation is required to withhold by reason of such vesting. In lieu of part or all of such payment, you may request, subject to such rules and regulations as the Committee may adopt from time to time, that the Corporation withhold a portion of the shares otherwise becoming vested to defray all or a portion of any applicable taxes, or request that the Corporation or its subsidiaries withhold the required amounts from other compensation payable to you.

7. TRANSFER RESTRICTIONS AFTER VESTING

Under applicable securities laws, you may not be able to sell any shares for a period of time after vesting, and you must comply with the Corporation’s Insider Trading Restrictions and Policies (copy attached). The Corporation’s counsel should be consulted on your ability to sell your shares under the 1934 Act.

8. NO EMPLOYMENT AGREEMENT INTENDED

Neither the establishment of, nor the awarding of Awards under this Plan shall be construed to create a contract of employment between you and the Corporation or its subsidiaries; nor does it give you the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge you at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation’s right to establish, modify, amend or terminate any profit sharing, retirement or other benefit plans.

9. WISCONSIN CONTRACT

This Agreement reflects an Award made in Wisconsin and shall be construed under the laws of that state without regard to the conflict of laws provision of any jurisdiction.

To accept this grant, agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans.com and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as “Requires Acceptance”. Clicking on this link will take you to the Grant Acceptance page which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Restricted Stock Agreement, a copy of the 2005 Equity Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within 30 days from the grant date of this Agreement, this Award will be deemed refused and may be withdrawn.

The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

PLEXUS CORP.

By: /s/ Joseph D. Kaufman

Secretary